May 25, 1995


Dear Strategic Diversified Income Fund Shareholder:

     As a mutual fund investment advisor, one of our key objectives is searching for new investment opportunities for our shareholders. I am writing to you today to let you know about one of these opportunities.

     The Board of Trustees of Strategic Diversified Income Fund has determined that it would be in the best interests of shareholders to merge into Oppenheimer Strategic Income Fund. While all shareholders as of the May 12 record date will receive a proxy statement with more complete information -- and will have a chance to vote on the proposal at a shareholder meeting -- I wanted to let you know as soon as possible because we believe this is such a positive change.

     The consolidation of Strategic Diversified Income Fund and Strategic Income Fund makes sense because both Funds share a common objective -- that is, seeking high current income. They also use the same flexible approach of investing in a diverse portfolio of U.S. government securities, lower-rated high yield corporate bonds, and foreign fixed income securities to achieve that objective.

     By merging into a much larger fund -- Strategic Income Fund currently has well over $4 billion in assets -- shareholders of Strategic
Diversified Income Fund may benefit from the added diversification that comes with having a greater number of investment options.

     And thanks to the Fund's outstanding portfolio management team, Strategic Income Fund has maintained a strong record of performance. In fact, Morningstar, Inc., an independent and influential mutual fund monitoring service, has ranked the Fund's Class A shares either 5 stars (superior) or 4 stars (above average) in every period since it began tracking the Fund's performance.1

     The Fund's Board of Trustees believes that the shareholders of Strategic Diversified Income Fund will benefit by reorganizing into Strategic Income Fund and recommends that you vote for this change when you receive your proxy in June.

     If you have any questions about the proposal, please feel free to call your financial advisor -- or call us toll-free at 1-800-525-7048.

     Thank you for your continuing trust and confidence. We believe you will be extremely pleased with the new direction planned for Strategic Diversified Income Fund.

                                              Sincerely,

                                              Jon S. Fossel

1. Source: Morningstar Mutual Funds. 10/31/92 to 3/31/95. Morningstar, Inc., an independent mutual fund monitoring service, produces proprietary monthly rankings of mutual funds within broad categories (equity, taxable bond, tax-exempt bond, and hybrid) based on risk-adjusted investment return, after considering sales charges and expenses. Investment return measures a fund's (or class's) current 3-, 5-, and 10-year (depending on inception) average annual returns in excess of 90-day U.S. Treasury bill returns. Risk measures a fund's performance relative to the average fund in a fund's category. Five stars is the "highest" ranking (top 10%), 4 stars is above average (22.5%), and 1 star is "lowest" (bottom 10%). The 4-star current ranking is a weighted average of the Fund's 3- and 5-year star rankings, which were each 4 stars. The Fund's Class A and Class B shares have the same portfolio. Rankings are subject to change. The investment performance of Class C shares received in the proposed merger will be different than that of Class A shares due to the different operating expenses born by Class C. Past performance does not guarantee future results.



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